Exhibit 99.1

Vishay Intertechnology Appoints John Malvisi to Its Board of Directors

Malvern, PA, November 28, 2023 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced the appointment, effective immediately, of Mr. John Malvisi to its Board of Directors and its Audit Committee.

Mr. Malvisi retired in 2021 as a senior partner in Deloitte & Touche LLP’s audit practice with more than 35 years of client service experience.  During his career, Mr. Malvisi has managed several of Deloitte’s largest audit clients in the media & entertainment, and consumer products industries.  He also spent several years in the firm’s Merger & Acquisition Services Group and National Office. Mr. Malvisi worked in Deloitte’s National Office Assurance Insights & Analysis Group and Accounting Research Group, where his responsibilities included quality and risk control and consultation on a wide range of accounting and financial reporting issues. He is a graduate of Fordham University, where he received an MBA in public accounting.  Mr. Malvisi also served on the Board of Trustees for Catholic Charities of the Archdiocese of New York from 2008 through 2022, including its Audit Committee.

Marc Zandman, Executive Chairman of the Board, said of the appointment, “John’s extensive experience and leadership in the accounting and auditing profession, as well as his M&A background and experience in corporate governance matters, bring important perspectives to the Board of Directors.  We welcome him to the Board and look forward to his contributions, expertise and insights to Vishay’s strategic direction and growth plans.”

About Vishay

Vishay manufactures one of the world’s largest portfolios of discrete semiconductors and passive electronic components that are essential to innovative designs in the automotive, industrial, computing, consumer, telecommunications, military, aerospace, and medical markets. Serving customers worldwide, Vishay is The DNA of tech.™ Vishay Intertechnology, Inc. is a Fortune 1,000 Company listed on the NYSE (VSH). More on Vishay at  www.Vishay.com.

The DNA of tech™ is a trademark of Vishay Intertechnology.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President, Corporate Development
+1-610-644-1300